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                                                                   Exhibit 10(q)

                        DEFERRED COMPENSATION AGREEMENT
                        -------------------------------

Agreement made this ____ day of ____________, 19____, by and between Joseph E. Seagram & Sons, Inc., an Indiana Corporation ("Company"), and _________________, ("Executive");

     Whereas, the Executive and the Company desire to enter into an arrangement permitting the Executive to defer, if so contemplated by a Company incentive plan, receipt of all or part of the cash portion of any award(s) which may be earned (the "Award") by the Executive pursuant to such incentive plan upon the terms and conditions set forth herein;

     Now, therefore, in consideration of the mutual covenants and benefits set forth herein, the Company and the Executive hereby agree as follows:

     1. Subject to the terms and conditions of this agreement, the Company and the Executive hereby agree that the Company shall defer payment of the cash portion of an Award as specified (the "Deferred Award"), which would otherwise be payable under the terms of the incentive plan specified and for the performance period indicated on any Incentive Award payment deferral election form, substantially in the form appended hereto, now or hereafter from time to time duly furnished to the Company by the Executive (a "Deferral Election").

     2. Any Prime Rate Deferred Award, plus interest equivalents thereon computed under Section 3 hereof, or in the case of Seagram Deferred Shares, Seagram common shares plus dividend equivalents computed thereon pursuant to The Seagram Company Ltd. 1996 Stock Incentive Plan, will be paid to the Executive (or, in the event of the Executive's death, the beneficiary or estate determined under section 5 hereof) on the date(s) in the manner selected by the Executive on the applicable Deferral Election. The Company reserves the right to pay Seagram Deferred Shares in cash rather than Seagram common shares.

     3. Interest equivalents will accrue on a Prime Rate Deferred Award from the first date on which such Prime Rate Deferred Award otherwise was payable pursuant to the plan until the date such Prime Rate Deferred Award is paid. If a Prime Rate Deferred Award is paid in installments, interest equivalents will continue to accrue on any unpaid installments. Interest equivalents will accrue during each calendar quarter at a rate equal to the "prime rate" offered by a primary lender to Joseph E. Seagram & Sons, Inc. on the first business day of each such calendar quarter. Interest will be computed and compounded quarterly.

     4. Payment of any Deferred Award plus interest equivalents or dividend equivalents as applicable ("earnings") may occur prior to the date(s) indicated in the applicable Deferral Election under the following circumstances:

          (A) the Company may distribute to the Executive such Deferred Award (plus earnings), at such a date(s) as the Company shall determine if the Company concludes, in its sole discretion, that events such as changes in the federal tax laws or applicable accounting principles or practices have rendered continued Deferral of the Deferred Award undesirable either for the Company or the Executive.

          (B) at any time prior to complete payment of such Deferred Award, the Company may pay to the Executive, the beneficiary or the estate (as the case may
be) that portion of such Deferred Award (plus earnings) that the Company, in its sole discretion, determines is necessary to meet a financial hardship arising from an emergency. The payment shall be made only in instances of hardship arising from causes beyond the Executive's control, such as accident or illness. The Executive, the beneficiary or estate (as the case may be) shall apply in writing to the Company for any hardship payment under this paragraph and shall furnish to the Company such information as the Company deems necessary and appropriate to make such determination.
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     5.   An Executive may designate a beneficiary or beneficiaries with respect to the Deferred Award specified in a Deferral Election who, in the event of the Executive's death prior to full payment of such Deferred Award (plus earnings), shall receive payment thereof. Such designation shall be made by the Executive on a form prescribed by the Company. The Executive may, at any time, change or revoke such beneficiary designation, effective upon receipt of written notice to that effect by the Company. If the Executive does not designate a beneficiary or the beneficiary has predeceased the Executive, unpaid portions of Deferred
Awards (plus earnings), shall be paid to the Executive's estate. If the beneficiary survives the Executive but dies prior to receiving full payment of a Deferred Award (plus earnings), any amounts remaining to be paid shall be paid to the beneficiary's estate.

     6. All Deferred Award payments made under this agreement shall be made from the general assets of the Company and no funds shall be set aside therefor. The Deferred Award Payments (plus earnings), shall be subject to the claims of the Company's general creditors.

     7. The Executive's rights under this agreement to receive any Deferred Awards (plus earnings) may not be assigned or transferred, except as provided in section 5, and any attempted assignment or transfer shall be null and void and shall extinguish the Company's obligation under this agreement to pay any such Deferred Awards (plus earnings).

     8. The Executive and the Company acknowledge and agree that this agreement is not an employment contract between the Executive and the Company, and that the Company and the Executive each has the right, unless otherwise agreed, to terminate, at will, the Executive's employment at any time.

     9. This agreement shall be binding upon any successor to the Company by merger, consolidation, purchase or otherwise.

     10. The Company shall have the right to deduct from any Deferred Award (plus earnings) paid to the Executive hereunder any taxes or other amounts required by law to be withheld.

     11. This agreement, the Executive's beneficiary designation(s), and Deferral Election(s) and the terms of the Seagram Company Ltd. 1996 Stock Incentive Plan constitute the entire agreement between the Company and the Executive regarding Deferred Awards (plus earnings). This agreement may be modified at any time by the Company, except that any modification which would adversely affect the Executive shall not be effective without the Executive's written approval.

     12. This agreement shall be governed in accordance with the laws of the State of New York.

     In witness whereof, the parties hereto have executed and delivered this agreement as of the day and year first above written.



                                        ------------------------------
                                        Signature


                                        By Joseph E. Seagram & Sons, Inc.